Exhibit 99.1

                        [TOMMY HILFIGER CORPORATION LOGO]


CONTACT:     Kathleen Gannon
             c/o Tommy Hilfiger U.S.A., Inc.
             (212) 840-8888

                                                FOR IMMEDIATE RELEASE

                     TOMMY HILFIGER COMPLETES ACQUISITION OF
                       WOMEN'S, JEANS AND CANADA LICENSEES


HONG KONG, May 8, 1998 -- Tommy Hilfiger Corporation (NYSE: TOM) today announced that it has completed its previously announced acquisition of Pepe Jeans USA, Inc. and Tommy Hilfiger Canada Inc.

On February 1, 1998, the Company announced that it had entered into a definitive agreement to acquire Pepe Jeans USA, Inc. and Tommy Hilfiger Canada Inc. for $756 million in cash and approximately 9 million Tommy Hilfiger Corporation ordinary shares.

Pepe Jeans develops, sources and markets Tommy Hilfiger Womenswear and Tommy Jeans in the United States under license from the Company. Tommy Hilfiger Canada distributes a wide range of the Company's products throughout Canada under license.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's sportswear and childrenswear under the Tommy Hilfiger trademark. Through a range of strategic licensing agreements, the Company is expanding its product lines to offer a broader array of apparel, accessories, footwear and fragrance for men, women and children, as well as a home furnishings collection. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Japan, Central and South America and the Far East.

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